Exhibit 99.2
TRANSPORTATION SERVICES AGREEMENT
BY AND BETWEEN
GENESIS FREE STATE PIPELINE, LLC
AND
DENBURY ONSHORE, LLC
Dated: May 30, 2008

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EXHIBIT “A”	Transportation Fee Schedule

EXHIBIT “B”	Receipt Point Descriptions

EXHIBIT “C”	Delivery Point Descriptions

EXHIBIT “D”	Pipeline System

EXHIBIT “E”	Dispute Resolution Procedures

EXHIBIT “F”	Form of Memorandum of Agreement

EXHIBIT “G”	Outstanding Consents

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TRANSPORTATION SERVICES AGREEMENT
     THIS TRANSPORTATION SERVICES AGREEMENT (this “Agreement”), made and entered into effective as of May 30, 2008 (the “Effective Date”), by and between GENESIS FREE STATE PIPELINE, LLC a Delaware limited liability company (hereinafter referred to as “Genesis SPE”), and DENBURY ONSHORE, LLC, a Delaware limited liability company (hereinafter referred to as “Denbury”).
R E C I T A L S:
     WHEREAS, Genesis SPE owns the Free State Pipeline currently used for the transportation of Carbon Dioxide, which pipeline extends from Receipt Point(s) (as defined in Section 1.1) at the dehydration facilities in Rankin County, Mississippi to multiple Delivery Points (as defined in Section 1.1) in eastern Mississippi; and
     WHEREAS, Denbury desires to arrange for the transportation of Carbon Dioxide through the Pipeline and Genesis SPE desires to receive from, transport and redeliver to Denbury, Carbon Dioxide, in accordance with the terms and conditions stated in this Agreement.
     NOW, THEREFORE, for and in consideration of the mutual benefits to be derived, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Genesis SPE and Denbury hereby agree with each other as follows:
ARTICLE I.
DEFINITIONS
     1.1 Defined Words and Terms. The following capitalized words and terms as used herein shall have the meanings indicated:
     (a) The term “Anthropogenic Carbon Dioxide” means any Carbon Dioxide that is not sourced from underground natural deposits of Carbon Dioxide or natural deposits of natural gas that contain significant volumes of Carbon Dioxide.
     (b) The term “Applicable Laws” means and includes any and all laws, ordinances, orders, rules, and regulations of all governmental bodies (state, federal, tribal and municipal) having jurisdiction over the use, occupancy, operation and maintenance of the Pipeline, as such may be amended or modified from time to time.
     (c) The term “Bankruptcy Event” means, with respect to either party, the entry of a decree or order by a court of competent jurisdiction adjudging the party as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the party under the Federal Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the party or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive Days; or the consent by such party to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or similar relief under the Federal Bankruptcy Code or any other applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the party or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt.
     (d) The term “Carbon Dioxide” means a substance primarily composed of molecules containing one atom of carbon and two atoms of oxygen and containing at least 95 percent (dry basis) by volume of such molecules.
     (e) The term “Contract Year” means a period of three hundred sixty-five (365) consecutive Days beginning on the first Day of the first full Month following the Month in which deliveries commence under this Agreement or on any anniversary thereof; provided, however, that any such year which contains a date of February 29th shall consist of three hundred sixty-six (366) consecutive Days. This definition of Contract Year contemplates the possibility of first deliveries occurring on a Day other than the first Day of a Month.
     (f) The term “Cubic Foot” means the amount of Carbon Dioxide necessary to fill one cubic foot of space at a base pressure of 15.025 Psia and at a base temperature of 60° Fahrenheit.
     (g) The term “Daily Maximum Quantity” means the maximum amount of Carbon Dioxide that can be transported through the Pipeline in a Day at an operating pressure equal to the lesser of (i) the designed maximum allowable operating pressure of the Pipeline or (ii) the actual pressures from time to time out of Denbury’s Jackson Dome Field at the Receipt Point(s).
     (h) The term “Day” means a period beginning at 7:00 a.m. (local time) on a calendar day and ending at 7:00 a.m. (local time) on the next succeeding calendar day. The date of a Day shall be that of its beginning.
     (i) The term “Delivery Points” has the meaning stated in Section 2.2.
     (j) The term “Denbury Designee” means a subsidiary of Denbury, a joint venture in which Denbury owns an equity interest or any other third-party, in each case that Denbury designates as entitled to receive Carbon Dioxide at a Delivery Point, or to deliver Carbon Dioxide to Denbury at a Receipt Point.
     (k) The term “Genesis Holdings” means Genesis Free State Holdings, LLC, a Delaware limited liability company.
     (l) The term “Genesis MLP” means Genesis Energy, L.P., a Delaware limited partnership.
     (m) The term “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, tribal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     (n) The term “Knowledge” means, with respect to Genesis SPE, the following individuals: Ross Benavides, Pat Hodgins, Mike Moore, John Millar and Grant Sims, or their respective successors in the same or similar officer positions, all of whom shall be deemed to have knowledge of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination after due inquiry.
     (o) The term “MCF” means 1,000 Cubic Feet of Carbon Dioxide.
     (p) The term “MMCF” means 1,000,000 Cubic Feet of Carbon Dioxide.
     (q) The term “Material” or “Materially” when used in reference to (i) the amount of Carbon Dioxide that is able to ship through the Pipeline, or (ii) to the Pipeline capacity generally, means greater than 5.0% of the then current Pipeline capacity (which on the Effective Date is 450 MMCF per Day).
     (r) The term “Month” means a period beginning at 7:00 a.m. (local time) on the first Day of a calendar month and ending at 7:00 a.m. (local time) on the first Day of the next succeeding calendar month.
     (s) The term “Permitted Encumbrances” means (a) materialmen’s, mechanic’s, repairmen’s, employees’, contractors’ and other similar liens or charges arising in the ordinary course of business, so long as, at any time, no enforcement action with respect to any such lien has progressed to the point where a judgment or decree for foreclosure, or a foreclosure sale, could be entered or conducted with the next ensuing thirty (30) day period; (b) all rights reserved to or vested in any Governmental Body to control or regulate any of the real property interests constituting a part of the Pipeline; and (c) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Pipeline as it is currently being used or materially interfere with the ordinary conduct of the Pipeline.
     (t) The term “Pipeline” means the existing Free State pipeline, which extends from the upstream flange of the motor control valve which is downstream of the Denbury Free State metering facilities at Denbury’s Jackson Dome Field dehydration facilities to the outlet flanges of the motor-operated delivery valves which are downstream of Genesis SPE’s metering facilities at all Delivery Points, which term shall also include a 4.4 mile lateral pipeline to the Delivery Points at the Martinville Field.
     (u) The term “Pipeline System” has the meaning stated in Section 4.4(c).
     (v) The term “Pound-Mass” means the mass quantity of Carbon Dioxide equivalent to a pound-mass as defined by the United States National bureau of Standards.
     (w) The term “Psia” means pounds per square inch absolute.
     (x) The term “Psig” means pounds per square inch gauge.
     (y) The term “Receipt Points” has the meaning stated in Section 2.1.

     (z) The term “Related Agreements” means all Meter Station and Pipeline Lateral Easement and Road Use Agreements (“Easement and Road Agreements”) between Genesis SPE 2 as Grantee and Denbury as Grantor, including those three (3) Easement and Road Agreements dated May 30, 2008, made with respect to the Eucutta Field, the Soso Field, and the Martinville Field, and all Agreements to Provide Electrical Power (“Power Agreements”) between Denbury and Genesis SPE 2, including those two (2) Power Agreements dated May 30, 2008, made with respect to the Eucutta Field and the Soso Field, and any additional Easement and Road Agreements or Power Agreements made between Genesis SPE 2 and Denbury in connection with additional Delivery Points.
     (aa) The term “Subject Area” means the (a) oil fields currently operated by Denbury in Eastern Mississippi, and (b) other oil fields located within a radius of twenty-five (25) miles of the Pipeline, so long as it is economically reasonable to obtain rights-of-way access from such oil fields to the Pipeline..
     (bb) The term “Transportation Fee” has the meaning stated in Section 3.1.
ARTICLE II.
SCOPE OF TRANSPORTATION SERVICE
     2.1 Transportation of Carbon Dioxide. Subject to all of the terms, conditions, and limitations of this Agreement, each Day during the term hereof Denbury shall have the right to tender to Genesis SPE at the Receipt Points set forth in Exhibit B (including future Receipt Points added pursuant to the terms of Section 5.1, the “Receipt Points”) for transportation hereunder any volume of Carbon Dioxide up to the Daily Maximum Quantity. Denbury shall maintain ownership of the Carbon Dioxide while in the Pipeline (the “Inventory”).
     2.2 Redelivery of Carbon Dioxide. Subject to all of the terms, conditions, and limitations of this Agreement, each Day during the term hereof Genesis SPE shall redeliver to Denbury, at the Delivery Points set forth in Exhibit C (including future Delivery Points added pursuant to terms of Section 5.1, the “Delivery Points”), the volume of Carbon Dioxide delivered by Denbury to Genesis SPE at the Receipt Points on such Day, as such volumes may be adjusted for gains or reductions due to Carbon Dioxide added, lost or unaccounted for in the Pipeline and any other gain, loss or shrinkage factor generally applicable from time to time to the Pipeline. Any losses of Carbon Dioxide from the Pipeline which occur as a result of the gross negligence or willful misconduct of Genesis SPE, shall be accounted for in accordance with Section 8.3 below.
     2.3 Operation of the Pipeline. Genesis SPE will at all times act as a prudent operator and, at its sole cost and expense, control, operate and maintain, preserve and keep in good repair, working order and condition all improvements, machinery, equipment, pipelines, tanks, metering facilities, fixtures and other personal property and equipment of every kind and nature now or hereafter required in connection with operation of the Pipeline, and promptly make all necessary and proper repairs, renewals, replacements and substitutions, subject to the rights of Denbury set forth in Section 8.1 below. Furthermore, Genesis SPE will promptly notify Denbury of any natural or artificial condition that does or reasonably could be expected to Materially limit or impede the operation of the Pipeline or to Materially decrease the amount of Carbon Dioxide that Denbury is able to ship through the Pipeline.
     Denbury shall at all times during the Term be permitted to observe, inspect and monitor Genesis SPE’s operation of the Pipeline to ensure Genesis SPE’s compliance with its obligations under this Agreement and its ability to perform transportation services in accordance with all applicable regulatory and industry accepted standards. Genesis SPE shall at all times during the Term be permitted to observe, inspect and monitor Denbury’s operation of the metering facilities at the Jackson Dome Field to ensure Denbury’s compliance with its obligations under this Agreement.
     2.4 Entire Capacity.
     (a) Subject to the terms of Sections 2.6(b) and 14.10, in consideration of Denbury’s agreement to pay the Transportation Fee under Section 3.1 during the Initial Term and any Renewal Terms (as such terms are defined under Section 4.2) Denbury shall have the sole and exclusive right to the entire capacity of the Pipeline to transport Carbon Dioxide, or any other substance. Subject to the terms of Sections 2.6(b) and 14.10, no other person, including Genesis SPE itself, shall have the right to transport Carbon Dioxide, or any other substance, through the Pipeline during the Term without Denbury’s consent, which can be given or withheld in its sole discretion.
     (b) If Denbury’s sole and exclusive right (subject to Sections 2.6(b) and 14.10) to use the entire capacity of the Pipeline to transport Carbon Dioxide, or any other substance (the “Exclusive Right”) under the terms of this Agreement is reasonably believed by Denbury to be threatened due to (a) an application of, or a change in, federal law or regulations or interpretation thereof, applicable to Carbon Dioxide pipelines or their operation or ownership, (b) an application of, or a change in, law or regulations or interpretation thereof, of any state in which the Pipeline, or any pipeline connected thereto, is located which is similarly applicable, or (c) assertion by a third party of an actual or alleged right to ship Carbon Dioxide on any part of the Pipeline, or any pipeline connected thereto, then on request of Denbury, the parties hereto shall negotiate in good faith to modify and will modify the terms of this Agreement and all documents collateral hereto in order to assure that Denbury will continue to have the Exclusive Right, on terms substantially the same as those contained in Section 2.4(a) hereinabove.
     (c) Consistent with Denbury’s Exclusive Right provided in Section 2.4(a) above, Genesis SPE agrees to own and operate the Pipeline and conduct its business as a private carrier and not as a common carrier, and that neither will it operate the Pipeline for the purpose of transporting Carbon Dioxide or any other substance to or for the public for compensation, nor will it seek certification as a public utility or public service corporation under Mississippi law or other Applicable Laws.
     2.5 Anthropogenic Carbon Dioxide. If at any time during the Term Denbury desires to tender Material amounts (determined in reference to the Pipeline capacity generally) of Anthropogenic Carbon Dioxide to Genesis SPE at the Receipt Points (specified on Exhibit B, as revised) for shipping, Denbury shall first notify Genesis SPE of such desire and thereafter the parties shall negotiate in good faith to identify mutually acceptable terms under which such

Anthropogenic Carbon Dioxide may be tendered or shipped; provided however, in no event shall Denbury be prohibited from transporting Anthropogenic Carbon Dioxide.
     2.6 Agreement to Remain Shipper. During the Initial Term or any Renewal Term(s) of this Agreement:
     (a) During any period in which Denbury or any of its affiliates is the direct or indirect provider of Carbon Dioxide (including through the ownership of reserves in place or the acquisition, lease or other procurement arrangement relating to natural or anthropogenic Carbon Dioxide) to any of its oil and gas operations located in the Subject Area on which enhanced oil recovery operations using Carbon Dioxide are being conducted, and there is sufficient delivery capacity on the Pipeline, Denbury will (and will cause its affiliates and others it controls, including by operating agreement or otherwise, to) use the Pipeline to transport all of such Carbon Dioxide. To the extent that (i) there is not sufficient delivery capacity on the Pipeline for the volumes of such Carbon Dioxide (such volumes of Carbon Dioxide in excess of such available capacity, the “Excess Volumes”); or (ii) the cost of transporting such Carbon Dioxide on the Pipeline is materially higher than the cost of other transportation alternatives (such volumes of Carbon Dioxide that, if transported on the Pipeline, would result in such materially higher transportation cost to Denbury, the “Uneconomic Volumes”), then Denbury shall be permitted to transport the Excess Volumes and/or the Uneconomic Volumes by means other than the Pipeline.
     (b) Denbury will deliver to Genesis SPE, as soon as reasonably practicable, advanced written notice of any material changes to its planned use of the Pipeline, and if Denbury reasonably determines in good faith that it no longer intends to transport any amounts of Carbon Dioxide through the Pipeline and provides Genesis SPE with written notification of such intention, which specifies a date following which Denbury will no longer transport Carbon Dioxide through the Pipeline (the “Abandonment Date” and the “Abandonment Notice”), then, notwithstanding anything contained in this Agreement to the contrary, Genesis SPE shall be permitted at any time after both Genesis SPE’s receipt of the Abandonment Notice and the arrival of the Abandonment Date to (i) terminate this Agreement, the Special Representations and Covenants Agreement dated as of the Effective Date (“SRCA”) by and between Denbury, Genesis Holdings and Genesis MLP and the ROFR (as such term is defined in Article XV) by and between Denbury, Genesis Holdings and Genesis SPE without any further obligations, costs or penalties, effective upon written notice of termination to Denbury, (ii) accept Carbon Dioxide or any other substance for transport through the Pipeline from any third party, (iii) make any such alterations or modifications as may be required to the Pipeline to permit the transportation of oil, natural gas or any other substance as determined by Genesis SPE, and (iv) sell or otherwise dispose of the Pipeline (not subject to the ROFR or the restrictions on transfer contained herein). Denbury shall be permitted at any time after both Genesis SPE’s receipt of the Abandonment Notice and the arrival of the Abandonment Date to terminate this Agreement, the SRCA and the ROFR without any further obligations, costs or penalties, effective upon written notice of termination to Genesis SPE.

ARTICLE III.
TRANSPORTATION FEE
     3.1 Transportation Fee. For the transportation of Denbury’s or Denbury Designee’s Carbon Dioxide received at the Receipt Points during any Month of the Initial Term and to the extent they come into existence, the Renewal Terms, Denbury shall pay Genesis SPE a transportation fee as more fully described in Exhibit A (the “Transportation Fee”).
ARTICLE IV.
TERM; RENEWALS; EVENTS OF DEFAULT; REMEDIES
     4.1 Initial Term. Subject to the other provisions hereof, this Agreement shall be effective from the date hereof and shall continue in force and effect for twenty (20) Contract Years (the “Initial Term”).
     4.2 Renewal Terms. Provided that Denbury is not in default under this Agreement beyond applicable notice and cure or grace periods as set forth in this Article IV at the time of exercise of the Options granted herein, Denbury is granted two options (the “Options”) to renew this Agreement on the same terms and conditions hereunder, the first such option for an additional term of five (5) years (which shall be referred to as the “First Renewal Term”) and the second such option for a subsequent renewal period of five (5) years (which shall be referred to as the “Second Renewal Term”); the First Renewal Term and the Second Renewal Term may be collectively referred to hereinafter as the “Renewal Terms”). The First Renewal Term shall commence on the next Day after the expiration of the Initial Term and the Second Renewal Term shall commence on the next Day after the expiration of the First Renewal Term. Denbury shall exercise the Options, if at all, by delivering to Genesis SPE written notice of the exercise of the Options at least six (6) Months prior to the expiration of the Initial Term, or the First Renewal Term (the Initial Term and to the extent they come into existence, the Renewal Terms, may be collectively referred to in this Agreement as the “Term”).
     4.3 Default. The occurrence of one or more of the following matters shall constitute an event of default (a “default”):
     (a) by either party, upon the occurrence of a Bankruptcy Event involving such party;
     (b) by either party, upon the failure of such party to make any payment to the other party as and when due hereunder where such failure continues for thirty (30) Days after the delivery of written notice by the other party of such failure to make such payment;
     (c) (i) by either party, upon the material breach by such party of any other covenant, agreement, obligation, duty or provision of this Agreement, (ii) by Genesis SPE, upon the material breach by Genesis Holdings or Genesis MLP of any representation, warranty, covenant or agreement made by Genesis Holdings or Genesis MLP under the SRCA, or (iii) by Denbury, upon the material breach by Denbury Resources Inc. of any covenant or agreement regarding the Guaranty Agreement as provided in Section 14.11, where such breach under (i), (ii) or (iii) above continues for thirty (30) Days after the breaching party’s receipt of written notice thereof from the other party; provided, however, that if the matter which is the subject of the breach cannot by its nature with due diligence be remedied by such party within said thirty (30) Day period, and such party shall have prepared a plan for remedying such failure that is reasonably acceptable to the other party and such party is proceeding with diligence to implement such plan, such thirty (30) Day period shall be extended by such additional time period as may be reasonably required to implement such plan, and, provided further, however, that the remedying of such potential default shall not affect any right provided hereunder of the other party to terminate this Agreement if other defaults occur before such potential default has been remedied, and provided further that the notice and opportunity to cure provisions of this Section 4.3(c) shall not apply to any of the events of default under Sections 4.3(a), (b), or (d), and provided further, however, that demand may be made on Denbury Resources Inc. on the Guaranty Agreement only if a failure by Denbury to make a payment as and when due hereunder continues unremedied for thirty (30) Days after the delivery of written notice by Genesis SPE to Denbury of such failure, but following demand on the Guaranty Agreement no further notice and opportunity to cure will be required under the Guaranty Agreement related to such failure by Denbury;
     (d) by Genesis SPE, upon the occurrence of event of default by Genesis SPE, Genesis MLP, or any other Genesis MLP affiliate, under any credit facility, financing arrangement or other indebtedness for borrowed money to which Genesis SPE, Genesis MLP or any other Genesis MLP affiliate is a party, co-borrower or guarantor in an aggregate principal amount exceeding $10,000,000.
     4.4 Remedies Upon Default.
     (a) Subject to the requirements of Section 14.9 below that disputes be resolved in accordance with the dispute resolution provisions described in Exhibit E hereto, upon the occurrence of a default by a party and the expiration of any applicable cure or grace period provided herein with respect thereto, the other party may exercise any right or remedy it may have at law and/or in equity.
     (b) Upon the occurrence of a default by Genesis SPE under Sections 4.3(c) or 4.3(d) above, (and the expiration of any applicable cure or grace period provided herein with respect thereto), if the event of default Materially decreases the amount of Carbon Dioxide that Denbury is able to ship through the Pipeline, Denbury shall have the right to appoint a replacement operator for Genesis SPE as operator of the Pipeline during the Term; provided that such replacement operator shall not be Denbury, Denbury Resources Inc., or any of its controlled subsidiaries other than Genesis MLP or one of its controlled subsidiaries; and provided further, that upon such replacement, Genesis SPE shall supervise and monitor the performance of the replacement operator to confirm such replacement operator’s compliance with the performance obligations of the operator hereunder (an “Operator Replacement”).  Further, upon the occurrence of a default by Genesis SPE under Section 4.3(a), Denbury shall have the right to effect an Operator Replacement.  All fees and expenses of the replacement operator shall be borne by Genesis SPE.
     (c) Upon the occurrence of a default by Genesis SPE under Section 4.3(c) or 4.3(d), above, if such event of default Materially decreases, or will Materially decrease the amount of Carbon Dioxide that Denbury is able to ship through the Pipeline, or upon the occurrence of a default under Section 4.3(a), Denbury shall have the option, but not the obligation, but only within thirty (30) Days of the occurrence of any such event of default, to notify Genesis SPE of its intention to purchase the Pipeline, along with the assets, contracts and properties associated therewith (as described on Exhibit D, and collectively referred to as the “Pipeline System”, provided that the term Pipeline System shall also include all assets, contracts and properties (including Related Agreements) that become associated with the Pipeline during the Term subsequent to the Effective Date, including new Receipt Points and Delivery Points that may be established as provided in Article V hereunder) at a price equal to one hundred percent (100%) of the Pipeline System’s Fair Market Value (as defined below); provided, however, that Denbury may elect to offset or recoup any other amounts owed by Genesis SPE to Denbury under this Agreement against the purchase price of the Pipeline System at the time that the Fair Market Value is determined. As used herein, the term “Fair Market Value” shall mean the higher of (i) the fair market value of the Pipeline System; or (ii) the fair market value of the Pipeline System after giving effect to this Agreement. If the parties cannot agree upon such Fair Market Value within thirty (30) Days of Denbury’s notice to Genesis SPE of its intention to purchase the Pipeline System, the purchase price shall be determined pursuant to an arbitration proceeding conducted in accordance with Section 14.9. The parties shall cooperate in good faith to consummate the sale as soon as reasonably possible, and if the parties are unable to close the transaction within ninety (90) Days of Denbury’s notice to Genesis SPE of its intention to purchase the Pipeline System, the parties shall submit to an arbitration proceeding conducted in accordance with Section 14.9 to resolve any remaining issues related to the purchase of the Pipeline System by Denbury. All future obligations of the parties under this Agreement, the Guaranty Agreement and the Related Agreements and all of Genesis SPE’s interests therein, shall terminate upon consummation of any such purchase of the Pipeline System by Denbury, provided that the parties shall retain any and all rights to pursue remedies provided herein against the other for damages resulting from breaches of this Agreement that occur prior to the consummation of any such purchase.
     4.5 New Transportation Services Agreement. Provided that Denbury is not in default under this Agreement beyond applicable notice and cure or grace periods as set forth in this Article IV, and assuming Denbury has previously exercised both Options for the Renewal Terms as provided in Section 4.2 above, at Denbury’s request the parties agree to negotiate in good faith regarding a new transportation services agreement on terms consistent with then-current market conditions, for the period after the expiration of the Second Renewal Term. The parties shall commence any negotiations on a new transportation services agreement no later than twelve (12) Months prior to the expiration date of the Second Renewal Term (the “Negotiation Period”). During the Negotiation Period, if any bona fide written or oral offers are delivered by Genesis SPE to third-parties (the “Delivered Offers”) or received by Genesis SPE from third-parties (the “Received Offers,” and together with the Delivered Offers, collectively the “Offers”) regarding the transportation of any substance on the Pipeline by Genesis SPE on behalf of such third-parties after expiration of the Second Renewal Term, Genesis SPE shall provide Denbury with written notification of all terms and conditions of each Offer within ten (10) Days following delivery or receipt thereof. Thereafter, if a third-party desires to accept a Delivered Offer, or Genesis SPE desires to accept a Received Offer, before entering into any transportation services agreement between Genesis SPE and such third-party based on such Offer, Genesis SPE will provide Denbury with the final agreed form of such transportation services agreement and thereafter Denbury shall have thirty (30) Days to enter into such transportation services agreement with Genesis SPE in lieu of such third-party.

ARTICLE V.
RECEIPT POINTS, DELIVERY POINTS AND PRESSURES
     5.1 Receipt Points and Delivery Points.
     (a) The Receipt Points are set forth on Exhibit B. The Delivery Points are set forth on Exhibit C. Denbury may notify Genesis SPE at any time and from time to time that Denbury or Denbury’s Designee requires one or more additional Receipt Points or Delivery Points on the Pipeline and Genesis SPE will establish such additional Receipt Points or Delivery Points as soon as reasonably practicable. Denbury shall reimburse Genesis SPE for all incremental costs incurred or to be incurred by Genesis SPE as a result of the addition of such Receipt Points or Delivery Points through a one-time reimbursement payment. Upon the addition of any Receipt Point or Delivery Point, the parties shall execute an amendment of this Agreement which shall reflect all of the Receipt Points or Delivery Points on a revised Exhibit B or Exhibit C, as appropriate. Furthermore, the parties may enter into additional Related Agreements, as needed, with respect to such new Receipt Points or Delivery Points.
     (b) The exact point at which delivery by Genesis SPE to Denbury or Denbury’s Designee shall be deemed to be made shall be the outlet flange of Genesis SPE’s motor operated delivery valve connecting the facilities of the Pipeline with the facilities of Denbury or Denbury’s Designee.
     (c) The parties agree that (i) new Receipt Points will be established for any Anthropogenic Carbon Dioxide that is to be shipped on the Pipeline or, (ii) to the extent Denbury commingles Anthropogenic Carbon Dioxide and naturally occurring Carbon Dioxide upstream of the established Receipt Points, the parties shall reasonably agree upon an allocation of volumes between the naturally occurring Carbon Dioxide and Anthropogenic Carbon Dioxide at such Receipt Points.
     5.2 Responsibility. As between the parties hereto, and subject to the limitations set forth in other provisions of this Agreement, Genesis SPE shall be responsible for any injuries, losses, expenses, claims, liabilities, or damages caused by the Carbon Dioxide while it is in the Pipeline until it shall have been delivered to Denbury or Denbury’s Designee at the Delivery Points. Prior to receipt by Genesis SPE at the Receipt Points and after such delivery to Denbury or Denbury’s Designee at the Delivery Points, Denbury or Denbury’s Designee shall be responsible for any injuries, losses, expenses, claims, liabilities, or damages caused thereby. Subject to the limitations set forth in other provisions of this Agreement, each party (the “Indemnifying Party”) shall indemnify the other party in respect of any injuries, losses, expenses, claims, liabilities, or damages occurring while the Carbon Dioxide is in possession of the Indemnifying Party. Genesis SPE shall not take title to Denbury’s Carbon Dioxide in the Pipeline merely by receipt of such Carbon Dioxide for Denbury’s account. Genesis SPE will not have title to any of the Carbon Dioxide including any Carbon Dioxide provided by Denbury for Inventory.
     5.3 Pressure Criteria. All Carbon Dioxide tendered by Denbury at any Receipt Point shall be delivered at pressures sufficient to enter the Pipeline at the working pressures maintained by Genesis SPE at such Receipt Point from time to time. Genesis SPE shall deliver the volumes of Carbon Dioxide as provided for hereunder at the Delivery Points at pressures ranging from

1100 to 1680 psig. It is the intention of both parties that the pressure of the Pipeline will be controlled by Denbury’s operations at its Jackson Dome Field and that Genesis SPE shall not be required to install compression or pumping equipment to increase or control the pressure in the Pipeline at any time.
ARTICLE VI.
QUANTITY
     6.1 Delivery Rates. Genesis SPE and Denbury shall endeavor to deliver and to accept, respectively, Carbon Dioxide in as reasonably constant rates as is practicable. Genesis SPE and Denbury understand and agree that the amount of Carbon Dioxide delivered hereunder from time to time may not exactly equate with the volume of Carbon Dioxide requested for delivery hereunder since variations may occur due to the inherent fluctuations in normal pipeline operations.
     6.2 Cooperation Regarding Deliveries. Genesis SPE and Denbury agree to fully cooperate with each other in adjusting monthly and daily deliveries hereunder. In the event of an emergency which poses danger to life or property, no prior notice shall be necessary before partial or total shutdown by either party, but notice of such shutdown and the reason therefore shall be given as soon as practicable thereafter. If a shutdown becomes necessary for either party on a non-emergency basis, such party shall give at least twenty-four (24) hours’ prior notice to the other party.
ARTICLE VII.
QUALITY SPECIFICATIONS
     7.1 Specification. The Carbon Dioxide delivered by Denbury to Genesis SPE at the Receipt Points and delivered by Genesis SPE to Denbury at the Delivery Points shall meet the following specifications (collectively the “Quality Specifications”):
     (a) Water. The Carbon Dioxide shall not contain any free water and the water vapor content shall not exceed thirty (30) pounds per MMCF.
     (b) Hydrogen Sulfide. The Carbon Dioxide shall not contain more than 100 ppm of hydrogen sulfide on a volume basis.
     (c) Volume. The Carbon Dioxide shall be at least 95% pure (dry basis).
     (d) Pressure. The Carbon Dioxide shall have a minimum pressure of 1100 psig.
     (e) Temperature. The Carbon Dioxide shall have a maximum temperature no higher than 110 degrees Fahrenheit.
     7.2 Testing. Denbury shall ensure that tests to determine the quality of Carbon Dioxide are conducted as often as necessary in Denbury’s sole opinion, utilizing approved standard methods in general use. At Genesis SPE’s request, Denbury shall furnish Genesis SPE with copies of all test results. Denbury shall give Genesis SPE reasonable notice of all such tests in order that Genesis SPE or Genesis SPE’s agent may have its representative present, if Genesis SPE so desires.
     7.3 Disclaimer. THE PARTIES HERETO RECOGNIZE AND AGREE THAT NEITHER PARTY IS A MERCHANT OF FOOD GRADE OR MERCHANTABLE CARBON DIOXIDE FOR USE IN FOOD OR DRINK OR OTHER CONSUMABLES AND NEITHER PARTY IN ANY WAY WARRANTS THE MERCHANTABILITY OR FITNESS OF ANY CARBON DIOXIDE DELIVERED OR TO BE DELIVERED HEREUNDER FOR ANY PARTICULAR PURPOSE.
     7.4 Sour Carbon Dioxide. In the event that Denbury desires to have Genesis SPE transport Carbon Dioxide that contains hydrogen sulfide in excess of the specifications set forth in Section 7.1(b) (“Sour Carbon Dioxide”), Denbury shall so notify Genesis SPE and advise Genesis SPE of the expected hydrogen sulfide composition of the Sour Carbon Dioxide that Denbury desires to have transported. Promptly upon receipt of such notice, Genesis SPE shall conduct such studies as it believes are necessary to determine the incremental costs that Genesis SPE will incur to transport such Sour Carbon Dioxide for Denbury, and it shall complete such studies within 90 Days of its receipt of Denbury’s notice. Genesis SPE shall make all such studies available to Denbury, and based on such studies, the parties shall negotiate a revised Transportation Fee which shall be designed to take into account such incremental costs. In the event the parties are unable to mutually agree upon a revised Transportation Fee, either party may submit the determination of the revised Transportation Fee to the dispute resolution provisions conducted in accordance with Section 14.9. Upon the determination of the revised Transportation Fee, Genesis SPE shall promptly commence to modify the Pipeline so as to enable it to transport Denbury’s Sour Carbon Dioxide, and it shall prosecute such modification to completion with due diligence. Genesis SPE shall advise Denbury when such modification has been completed, and thereafter Denbury shall be entitled to commence the delivery of Sour Carbon Dioxide to Genesis SPE hereunder.
ARTICLE VIII.
OWNERSHIP AND OPERATION OF THE PIPELINE
     8.1 Facility Ownership. Genesis SPE will own, operate, maintain and make any improvements to the Pipeline. However, any improvements made to, or maintenance or operations of, the Pipeline by Genesis SPE following the Effective Date shall not adversely affect Denbury’s intended use of the Pipeline set forth hereunder. Denbury will own, operate and maintain the pipelines and measurement facilities that are upstream of the upstream flange of the motor control valve which is downstream of the Denbury Free State metering facilities at Denbury’s Jackson Dome Field dehydration facilities at each Receipt Point and the pipelines and measurement facilities beginning with and downstream of the outlet flange of the motor-operated delivery valve located downstream of Genesis SPE’s custody transfer meter at each Delivery Point. Denbury will maintain Carbon Dioxide custody to the upstream flange of Genesis SPE’s motor control valve which is downstream of Denbury’s measurement facilities at each Receipt Point. Denbury shall be solely responsible for the delivery of Carbon Dioxide to the upstream flange on the inlet side of Genesis SPE’s motor control valve at each Receipt Point. Genesis SPE will maintain Carbon Dioxide custody from the motor control valve which is downstream of Denbury’s Free State metering facility at each Receipt Point to the flange on the outlet side of

Genesis SPE’s motor-operated valve which is downstream of Genesis SPE’s metering facility at each Delivery Point. Genesis SPE shall be solely responsible for the delivery of Carbon Dioxide to the flange on the outlet side of Genesis SPE’s motor-operated delivery valve at each Delivery Point. All piping downstream from the Delivery Points shall be the responsibility of Denbury. Any of Denbury’s rights to deliver and receive Carbon Dioxide under this Agreement may be transferred to a Denbury Designee and the provisions of this Section 8.1 will be deemed modified to account for such transfer to Denbury’s Designee; provided however, that Denbury remains responsible for all of its obligations hereunder, including without limitation for payment of Transportation Fees for all Carbon Dioxide delivered by the Pipeline on behalf of a Denbury Designee hereunder.
     8.2 Maintenance and Repair of Pipeline; Improvements to Pipeline. To the extent the Pipeline requires maintenance or repair work, or improvements that, when performed, could reasonably be expected to adversely affect Genesis SPE’s ability to accept or redeliver a Material volume of Carbon Dioxide delivered by Denbury, the parties will evaluate circumstances and determine the most optimal timing and means by which to conduct such maintenance, repair or improvement activity so as to minimize the negative impact of such maintenance, repair or improvements on Denbury’s throughput of Carbon Dioxide through the Pipeline. Upon such determination by the parties, Genesis SPE shall perform such work as soon as reasonably practicable. To the extent the Pipeline requires maintenance or repair work resulting from an emergency situation and such work can be immediately performed by Denbury, and Denbury reasonably determines that Genesis SPE will not immediately perform the work, then Denbury shall have the right, but not the obligation, to perform such maintenance or repair work, subject to industry accepted standards, on Genesis SPE’s behalf and in connection therewith, incur reasonable expenses for the account of Genesis SPE, and any and all such sums expended or obligations reasonably incurred by Denbury in connection therewith shall be paid by Genesis SPE to Denbury within thirty (30) Days following written invoice from Denbury. In the event Genesis SPE fails to reimburse and pay same to Denbury, Denbury may deduct such amounts from subsequent monthly installments of the Transportation Fee and other charges (if any) that from time to time thereafter may become due and payable by Denbury to Genesis SPE hereunder. Any such deduction from the monthly Transportation Fee shall not constitute an event of default by Denbury.
     8.3 Reimbursement for Carbon Dioxide Losses. In the event that losses of Carbon Dioxide for a given Month during the Term occur in excess of the average normal losses or average normal unaccounted for volumes occurring during the immediately preceding three (3) Months, and that such losses are due in any substantial part to the gross negligence or willful misconduct of Genesis SPE during its operation of the Pipeline, Genesis SPE shall reimburse Denbury for the actual volume of such excess loss in an amount per MCF of Carbon Dioxide equal to 1.0% of the arithmetic average of all daily settlement prices published for the “Light Sweet Crude Oil” (CL) prompt month contract reported by the New York Mercantile Exchange (NYMEX) (trade days only) beginning on the first day of the Delivery Month through and including the last day of the Delivery Month. The Delivery Month shall be the month in which the Carbon Dioxide was lost. The actual volume lost will be the difference between (i) the Month to date total of all Carbon Dioxide received as measured by all Receipt Point meters less the average normal losses and average normal unaccounted for volumes of Carbon Dioxide during the immediately preceding three (3) Months, and (ii) the Month to date total volume of all Carbon Dioxide actually determined to be delivered as measured by all Delivery Point meters.
     If for any reason the total excess loss cannot be ascertained or computed from the readings of existing meters it shall be estimated and agreed upon by the parties upon the basis of the best data available, using the first of the following methods which is feasible: (x) by using the registration of any check meters, if installed and accurately registering; (y) by estimating the quantity delivered during preceding periods under similar conditions, or (z) by mathematical calculations where appropriate.
ARTICLE IX.
MEASUREMENT
     9.1 Measurement Point. The Carbon Dioxide received and delivered hereunder shall be measured for custody transfer by Denbury at the Receipt Points and by Genesis SPE at the Delivery Points in accordance with the standards set out in this Article. Each party shall have sole responsibility for the operation and maintenance of its respective Carbon Dioxide metering facilities. Genesis SPE shall have care, custody and control of the Carbon Dioxide following transfer at the Receipt Points until the Carbon Dioxide is re-delivered to Denbury at the Delivery Points.
     9.2 Procedure. Custody transfer measurement of Carbon Dioxide shall be determined from Pound-Mass quantities, which will be converted to standard Cubic Feet quantities. The molecular weight of the metered stream of Carbon Dioxide, calculated from the compositional analyses, shall be the basis for conversion of Pound-Mass measurement units to standard Cubic Feet measurement units.
     9.3 Atmospheric Pressure. The atmospheric pressure at the Receipt Points and Delivery Points shall be based upon 14.73 Psia at sea level, which corrected to actual elevation is 15.025 Psia, and may be assumed to be constant for calculation purposes.
     9.4 Meter Standards. The Carbon Dioxide delivered hereunder shall be measured with orifice meters constructed and installed in accordance with the October, 1981, compilation of standards in the American Petroleum Institute, Manual of Petroleum Standards, Chapter 14, with any subsequent amendments, revisions and additions which may be mutually acceptable to Genesis SPE and Denbury. Computations of Pound Mass shall also be made in accordance with said manual. Either party may install, at its own expense, a check meter at the location of the other party’s custody transfer meter, which meter shall be of similar quality to the custody transfer meter in place. The installation and operation of such check meter shall be conducted so as not to adversely affect the operation of the existing metering facilities. Both Denbury and Genesis SPE shall have reasonable access to the Carbon Dioxide metering facilities of the other, including access to check meters, at all reasonable times.
     9.5 Temperature. The temperature of the Carbon Dioxide shall be determined by an on-line temperature measuring device so installed that it will sense the temperature of the Carbon Dioxide flowing through the meter.

     9.6 Calibration of Meters. Denbury and Genesis SPE agree to maintain their respective meter facilities so as to perform accurately and remain in good repair. Each Receipt Point meter (which will be owned by Denbury) and Delivery Point meter (which will be owned by Genesis SPE) shall be calibrated (by checking the temperature, pressure and pressure differential transducers) at least once every thirty (30) Days by Denbury and Genesis SPE, respectively. Each party shall provide reasonable notice to the other party of such test of its measuring equipment in order that, if so desired, the other party may have its representative present to witness such test. In addition to the foregoing, the measuring equipment shall be inspected, tested and calibrated by an independent certified company agreeable to both parties twice a year. At any time Denbury or Genesis SPE may challenge the accuracy of the custody transfer metering equipment at the Delivery Point or Receipt Point, respectively, and if challenged, the equipment shall be tested and repaired as necessary. If the accuracy of the metering equipment is challenged and is found to be inaccurate by two percent (2%) or less, the challenging party shall pay the expenses related to the special test. If the metering equipment is found to be inaccurate by an amount exceeding two percent (2%), registrations thereof shall be corrected at zero percent (0%) for a period extending back to the time such inaccuracy occurred, if such time is ascertainable, and if such time is not ascertainable, then back one-half (1/2) of the time elapsed since the last date of calibration.
     9.7 Meter Inaccuracies. If any inaccuracies greater than two percent (2%) are found in a custody transfer meter as set forth in Section 9.6 above, or if a custody transfer meter is out of service or out of repair so that the amount of Carbon Dioxide delivered cannot be ascertained or computed from the readings thereof or corrected pursuant to Section 9.6 above, the Carbon Dioxide measurement during the period the meter is inaccurate or out of service or out for repair shall be estimated and agreed upon by the parties using the best data available, upon the first of the following methods which is feasible:
     (a) By using the registration of any check meter, if installed and accurately registering.
     (b) By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation.
     (c) By estimating the quantity delivered by deliveries during preceding periods under similar conditions when the meter was registering accurately.
     9.8 Samples. A composite sample of Denbury’s Carbon Dioxide stream shall be accumulated during each Month at the Receipt Point and analyzed for its composition by gas chromatograph or other methods agreed to by Genesis SPE and Denbury, at Denbury’s expense.
ARTICLE X.
FORCE MAJEURE
     10.1 Definition. If, while this Agreement is in effect, either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations (except financial obligations) under this Agreement, it is agreed that, on such party’s giving notice and reasonably full particulars of such Force Majeure in writing to the other party within three (3) business Days after the occurrence of the Force Majeure relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term “Force Majeure,” as used herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, terrorism, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure. Without limiting the generality of the foregoing, the term “Force Majeure” shall likewise include those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits, rights-of-way or permissions from any governmental agency or other person or entity to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. An occurrence of Force Majeure that affects the source of Denbury’s Carbon Dioxide or the ability of Denbury’s operations to receive and utilize the Carbon Dioxide supplies shall be deemed to be an occurrence of Force Majeure affecting Denbury hereunder.
     10.2 Limitation on Force Majeure. The fact that an emergency situation is an event of Force Majeure will not limit Denbury’s rights to perform maintenance or repair work to the Pipeline as provided in Section 8.2 above. If, after deliveries have commenced hereunder, an event of Force Majeure Materially affects the amount of Carbon Dioxide that Denbury is able to ship through the Pipeline during a consecutive period of 45 or more Days, then, at any time after such period and prior to the time such event has been remedied, Denbury may effect an Operator Replacement and/or Denbury may purchase the Pipeline System under the same terms as described in Section 4.4(c); provided that, notwithstanding the right of Denbury to effect an Operator Replacement, and the right of Denbury to purchase the Pipeline as described in Section 4.4(c), a Force Majeure event as described in this sentence shall not be treated as an event of default under this Agreement.
     10.3 Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the party having the difficulty.
ARTICLE XI.
NOTICES
     11.1 Denbury Notices. All notices provided for herein shall be in writing and shall be deemed to be delivered to Denbury when received via the United States mail at the following address:

DENBURY ONSHORE, LLC
Attn: Phil Rykhoek, Chief Financial Officer
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
With a copies to:
DENBURY RESOURCES, INC.
Attn: H. Raymond Dubuisson, Vice President — Land
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Baker & Hostetler LLP
Attn: Donald W. Brodsky, Esq.
1000 Louisiana
Suite 2000
Houston, Texas 77002
     11.2 Genesis SPE Notices. All notices provided for herein shall be in writing and shall be deemed to be delivered to Genesis SPE when received via the United States mail at the following address:
GENESIS FREE STATE PIPELINE, LLC
Attn: Joseph A. Blount, President and Chief Operating Officer
500 Dallas St.
Suite 2500
Houston, Texas 77002

With a copies to:
Akin Gump Strauss Hauer & Feld LLP
Attn: J. Vincent Kendrick, Esq.
1111 Louisiana Street
44th Floor
Houston, Texas 77002
     11.3 Change of Address. Either party may change its address described in this Article by sending written notice to the other party in accordance with the provisions of this Article.
     11.4 Electronic Notices. With respect to notices required under Section 6.2 and Section 7.2 above, the parties may elect to provide such notices via electronic communication (i.e., electronic mail and telephone facsimile) to the other party to the following contact information:
Denbury:
     Attn: Dan E. Cole, Vice President, Marketing
     E-Mail: dan.cole@denbury.com
     Facsimile: (972) 673-2299
Genesis SPE:
     Attn: Joe Blount, President & Chief Operating Operator
     E-Mail: JAB@genlp.com
     Facsimile: (713) 860-2636
     Furthermore, all written notices as required under this Article XI to be sent via United State Mail may also be distributed via electronic mail and facsimile at the discretion of either party.

ARTICLE XII.
PAYMENT, AUDIT AND FINANCIAL RESPONSIBILITY
     12.1 Payment. Genesis SPE shall furnish a monthly statement by the first (1st) work Day of the Month following any Month during which Carbon Dioxide is delivered (a “Subject Month”) showing: (i) the total quantity of Carbon Dioxide received at all Receipt Points during the Subject Month, (ii) the Inventory at the end of the Subject Month, (iii) the quantity of Carbon Dioxide added, lost or unaccounted for during the Subject Month, (iv) the quantity of Carbon Dioxide delivered to each Delivery Point during the Subject Month, and (v) the total quantity of Carbon Dioxide delivered at all Delivery Points during the Subject Month, and all other details that are necessary to account for the volumes transported. Denbury shall make payment on or before the 20th day of the Month following the Subject Month for the total quantity of Carbon Dioxide delivered at all Delivery Points during the Subject Month at the monthly average MMCF/Day tier rates, in accordance with Exhibit A attached hereto.
     12.2 Auditing. Each party shall have the right at reasonable business hours to examine the books, records, and measurement documents of the other party to the extent necessary to verify the accuracy of any statement, payment, calculation, or determination made pursuant to the provisions of this Agreement for any Contract Year within two (2) Contract Years following the end of such Contract Year. If any such examination shall reveal, or if either party shall discover, any error or inaccuracy in its own or the other party’s statement, payment, calculation, or determination, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter, except that no adjustment or correction shall be made for an error or inaccuracy if more than two (2) Contract Years have elapsed since the end of the Contract Year in which such error or inaccuracy occurred.
     12.3 Failure to Pay. If Denbury fails to pay any amount payable to Genesis SPE hereunder when due, then commencing five (5) Days from the date written notice is received by Denbury of such failure until the date payment is made, interest thereon shall accrue and be payable at the lesser of (i) the highest legally permissible rate or (ii) the prime lending rate (as such rate may vary from day-to-day), plus an additional two percent (2%), established by JP Morgan Chase Bank, N.A., New York until the date payment is made. If, for any reason, such failure to pay any amount continues for thirty (30) Days or more after the date that written notice is received by Denbury of such failure, then (a) Genesis SPE may suspend its deliveries of Carbon Dioxide hereunder and (b) such matter shall be resolved in accordance with the arbitration provisions described in Section 14.9.
ARTICLE XIII.
WARRANTIES
     13.1 Denbury Warranty. Denbury warrants, for itself, its successors, heirs, legal representatives and assigns, to Genesis SPE that at the time Denbury delivers Carbon Dioxide to Genesis SPE, Denbury will have good title to or the right to deliver such Carbon Dioxide, and that such Carbon Dioxide shall be free and clear from liens, encumbrances and claims of every kind and shall meet the quality specifications set forth under Article VII. Denbury shall indemnify and save Genesis SPE harmless from all suits, claims, liens, damages, costs, losses, expenses and encumbrances of whatsoever nature arising from and out of claims of any or all persons to said Carbon Dioxide, or title thereto, or to royalties, taxes, license fees, payments or other charges thereon applicable before the delivery of the Carbon Dioxide by Denbury or a Denbury Designee to Genesis SPE and after the redelivery of the Carbon Dioxide by Genesis SPE to Denbury or a Denbury Designee.
     13.2 Genesis SPE Warranty. Genesis SPE warrants, for itself, its successors, heirs, legal representatives and assigns, to Denbury that at the time Genesis SPE re-delivers Carbon Dioxide to Denbury or a Denbury Designee, Genesis SPE will have the right to deliver such Carbon Dioxide, and that such Carbon Dioxide shall be free and clear from liens, encumbrances and claims of every kind, and shall meet the quality specifications set forth under Article VII. Genesis SPE shall indemnify and save Denbury harmless from all suits, claims, liens, damages, costs, losses, expenses and encumbrances of whatsoever nature arising from and out of claims of any or all persons to said Carbon Dioxide, or title thereto, or to royalties, taxes, license fees, payments or other charges thereon applicable after the delivery of the Carbon Dioxide by Denbury or a Denbury Designee to Genesis SPE and before the redelivery of the Carbon Dioxide by Genesis SPE to Denbury or a Denbury Designee.
ARTICLE XIV.
GENERAL TERMS AND CONDITIONS
     14.1 Waiver of Breach. The waiver by any party of any breach of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.
     14.2 Regulatory Bodies. This Agreement, all operations contemplated hereunder and all terms and provisions contained herein, and the respective obligations of the parties are subject to Applicable Laws. However, nothing contained herein shall be construed as a waiver of any right of any party to question or contest any such law, order, rule, or regulation in any forum having or alleging to have jurisdiction. Denbury and Genesis SPE each agree to comply with all Applicable Laws and regulations governing the operations and transactions involved in this Agreement, including, but not limited to, applicable regulations governing safety, pollution, and pipeline and other operations. Genesis SPE and Denbury understand that Genesis SPE’s ability to deliver Carbon Dioxide hereunder is subject to existing and future governmental regulations affecting the Pipeline.
     14.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI, EXCLUDING ITS CONFLICTS OF LAW PROVISIONS.
     14.4 Joint Preparation. This Agreement was prepared by all parties hereto and not by any party to the exclusion of one or the other.
     14.5 Assignment. Except as provided in this Section 14.5, during the Term, neither Denbury nor Genesis SPE may Transfer (as defined in Section 16.2(b)) this Agreement or their rights or obligations hereunder, either in whole or in part. Notwithstanding the foregoing, and subject to Denbury’s rights and obligations set forth under Article XV hereunder and the ROFR referenced therein:

     (a) Denbury may Transfer this Agreement to an affiliate or other entity which is the successor to all or substantially all of Denbury’s assets relating to this Agreement without the consent of Genesis SPE, provided that such Transfer of this Agreement shall require the assignee to expressly agree in writing to assume and perform all of Denbury’s obligations under this Agreement, and provided further, that Denbury Resources Inc. executes and delivers an unconditional guarantee of the payment obligations of such assignee under this Agreement, in favor of Genesis SPE, in substantially the same form as the Guaranty Agreement, as such term is defined in Section 14.11 below;
     (b) Denbury may encumber or pledge its interests in this Agreement in connection with a bona fide third-party financing without the consent of Genesis SPE;
     (c) Genesis SPE (or as applicable its successor) shall be permitted and required to assign this Agreement in connection with a Permitted Sale Transfer of the Pipeline System consummated in accordance with the terms and conditions of the ROFR (as that term is defined in Section 15.1 below); and
     (d) Any purported Transfer of this Agreement or any right or obligation hereunder in contravention of the foregoing terms shall be null and void. Subject to the foregoing, this Agreement binds and inures to the benefit of the parties and their respective permitted successors and assigns and each reference to a party in this Agreement shall be deemed to be a reference to such party’s successors and assigns. Except as expressly stated therein, nothing contained in this Agreement is intended to confer upon any other person or entity any benefits, rights, or remedies.
     14.6 Modification and Entire Agreement. No amendment or other modification of the terms or provisions of this Agreement shall be made except by the execution of written agreements by both parties, and any attempted modification or amendment not in compliance with the terms of this sentence shall be void ab initio. This Agreement constitutes the entire understandings, covenants and agreements of Genesis SPE and Denbury with respect to transportation services relating to the Pipeline. Genesis SPE and Denbury each acknowledge that with respect to transportation services relating to the Pipeline, no representations, inducements, promises or agreements, oral or written, have been made by Genesis SPE or Denbury, or anyone acting on behalf of Genesis SPE or Denbury, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.
     14.7 Headings. The Table of Contents and headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the parties hereto, and they should not be used to aid in any manner in construing this Agreement.
     14.8 Damage Limitation. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for any special, indirect, consequential or punitive damages of any nature.
     14.9 Arbitration. In the event of a dispute between the parties as to any matter arising under this Agreement, such dispute shall be resolved in accordance with the dispute resolution provisions described in Exhibit E attached hereto and incorporated herein by reference for all purposes.
     14.10 Change in Use. In the event Denbury does not exercise its Options pursuant to Section 4.2 to extend the Initial Term for the First Renewal Term or to extend the First Renewal Term for the Second Renewal Term, then in either case, immediately upon the earlier to occur of (a) the Abandonment Date (as described above in Section 2.6), or (b) the expiration of the then-current Term, Genesis SPE shall, notwithstanding anything contained in this Agreement to the contrary, be permitted to (a) accept Carbon Dioxide or any other substance for transport through the Pipeline from any third party, and (b) make any such alterations or modifications as may be required to the Pipeline to permit the transportation of oil, natural gas or any other substance as determined by Genesis SPE.
     14.11 Guaranty. Simultaneously with the execution of this Agreement, Denbury Resources Inc. is executing and delivering, and during the Term will maintain in effect, a Guaranty Agreement (the “Guaranty Agreement”) for the benefit of Genesis SPE, that unconditionally and irrevocably guarantees the payment obligations of Denbury under this Agreement.
     14.12 Reserve Reports. If during the Term, Denbury Resources, Inc. is no longer a reporting entity under the Securities and Exchange Act of 1934, Denbury shall deliver annual reserve reports to Genesis SPE, within 90 days after the end of each fiscal year, with respect to (i) each Carbon Dioxide field from which Carbon Dioxide is shipped on the Pipeline System, and (ii) each hydrocarbon field in the Subject Area to which Carbon Dioxide is shipped on the Pipeline System.
     14.13 Financials. Unless available through the electronic data gathering, analysis and retrieval system of the Securities and Exchange Commission (“SEC”), or otherwise publicly available as documents are filed with the SEC, Denbury shall furnish to Genesis SPE on or before 60 days after the end of each fiscal quarter and on or before 120 days after the end of each fiscal year, a copy of all of Denbury Resources Inc.’s and its subsidiaries’ and affiliates’ quarterly and annual financial statements (prepared in accordance with generally accepted accounting principles).
     14.14 Recording. A memorandum of this Agreement, substantially in the form attached hereto as Exhibit F, will be recorded or filed by any party or its successors or assigns, in or with any public or governmental office, officer, agency or records repository. If requested by the recording or filing party, the other party shall cooperate with the recording or filing party’s efforts and furthermore, the other party shall execute any documents or agreements necessary to effectuate the recording or filing of a memorandum of this Agreement.
ARTICLE XV.
DENBURY’S RIGHT OF FIRST REFUSAL
     15.1 Right of First Refusal. During the Term, neither Genesis SPE nor its successor shall Transfer the Pipeline System (including any assets, contracts and properties (including Related Agreements) that may become associated with the Pipeline System subsequent to the

Effective Date) or any component thereof or interest therein to any third party unless such Transfer is permitted pursuant to the terms and conditions of Section 1(a) of that certain Right of First Refusal and Option to Purchase Agreement by and between Denbury, Genesis SPE and Genesis MLP, dated as of the Effective Date hereof (the “ROFR”), or is permitted under Section 16.2(b) below.
ARTICLE XVI.
REPRESENTATIONS AND COVENANTS OF GENESIS SPE;
SPECIAL REPRESENTATIONS AND COVENANTS OF GENESIS SPE
     16.1 Representations and Covenants of Genesis SPE. In addition to the terms, conditions, representations and warranties contained in this Agreement, as of the Effective Date and throughout the Term of this Agreement (as if remade on each Day during the Term), Genesis SPE covenants, represents and warrants as follows:
     (a) Genesis SPE has title to the Pipeline System, free and clear of all liens, claims, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, claimed by any party claiming by, through or under Genesis SPE, except for Permitted Encumbrances.
     (b) Genesis SPE is and will continue to be duly organized, validly existing and in good standing under the laws of the state of its organization and is and will be duly qualified to transact business in those states in which the Pipeline is situated.
     (c) Genesis SPE has all requisite power and authority, has taken all actions required by its organizational documents and Applicable Law, and has obtained all necessary consents, to execute, deliver and perform its obligations under this Agreement. Genesis SPE will not be in breach of this Section 16.1(c) by virtue of the failure to obtain, in connection with its acquisition of the Pipeline System, any Outstanding Consent, as that term is defined and as set forth, on Exhibit G hereto.
     (d) Neither the execution and delivery of this Agreement nor the performance by Genesis SPE of its obligations hereunder does or will (i) violate any restriction to which Genesis SPE or the Pipeline is subject or will become subject; (ii) require any consent from a third-party that has not been obtained; (iii) constitute the violation of any Applicable Laws; (iv) result in the creation of any lien, charge or encumbrance upon the Pipeline or any part thereof; or (v) violate the terms of, any other contract, commitment, understanding, arrangement or restriction of any kind or character to which Genesis SPE or any Genesis MLP affiliate is a party or by which its assets are bound. Genesis SPE will not be in breach of this Section 16.1(d) by virtue of the failure to obtain, in connection with its acquisition of the Pipeline System, any Outstanding Consent.
     (e) There are not now pending any proceedings for any attachments of or executions on the Pipeline by, or assignments of the Pipeline for the benefit of creditors of, Genesis SPE.
     (f) Except as set forth in Exhibit G and to Genesis SPE’s Knowledge, (a) there are no judgments, orders, writs or injunctions of any Governmental Body, presently in effect or pending or threatened, against Genesis SPE with respect to its interest in the Pipeline System or the operation thereof, or which, if adversely determined, would impair or prohibit Genesis SPE’s ability to enter into and perform its obligations under this Agreement, (b) there are no claims, actions, suits or proceedings by or before any Governmental Body pending or threatened by or against Genesis SPE with respect to its interest in the Pipeline System or the operation thereof, or which, if adversely determined, would impair or prohibit Genesis SPE’s ability to enter into and perform its obligations under this Agreement, and (c) the Pipeline System is not the subject of any pending or threatened claim, demand, or notice of violation or liability from any Person.
     (g) Genesis SPE has not received notice of, and there has not been, any change in Applicable Laws with respect to the Pipeline, or, to Genesis SPE’s Knowledge, any pending or threatened judicial or administrative action which in any way limits or impedes the operation of the Pipeline.
     (h) Genesis SPE has and will continue to have all licenses, certificates and permits that are required to fulfill all of its obligations hereunder and has paid and will continue to pay all taxes, assessments and charges against the Pipeline.
     (i) No condemnation, eminent domain or similar proceedings has been instituted or threatened against the Pipeline.
     (j) To Genesis SPE’s Knowledge, all information and other items heretofore or hereafter submitted to Denbury by or on behalf of Genesis SPE, regarding the Pipeline, this Agreement or Genesis SPE, are true, correct and complete and to the extent applicable, will continue to be true, correct and complete. Genesis SPE will not fail to supply Denbury with any material information or other items with respect to the Pipeline, this Agreement or Genesis SPE, nor will Genesis SPE fail to supply any information which may be required to prevent the information or other items already supplied from being misleading.
     16.2 Special Representations and Covenants of Genesis SPE. Genesis SPE represents that as of the Effective Date, none of the acts or events described below have occurred. Genesis SPE agrees that throughout the Term of this Agreement, including any renewals of such Term, Genesis SPE will neither take or fail to take any action as a result of which any of the acts or events described below will occur, nor permit, approve or authorize any of the acts or events described below to occur:
     (a) Any failure by Genesis SPE to continue to exist and be in good standing under the laws of its state of organization and qualified to do business in the states in which the Pipeline is situated;
     (b) Any transfer, directly or indirectly, voluntarily, involuntarily or by operation of law, including by merger, reorganization, consolidation, exchange of securities, sale, conveyance, assignment, pledge or otherwise (collectively “Transfer”) to any third party (including Genesis MLP or any Genesis MLP Affiliate) either of the Pipeline System, or any component thereof or interest therein, or this Agreement, or any of Genesis SPE’s rights or obligations hereunder, or any of Genesis SPE’s other physical or other assets, or the Related Agreements or any of Genesis SPE 2’s interest therein, without both Denbury’s prior written approval and proper written documentation and corporate authority, provided that without Denbury’s prior approval Genesis SPE may make:
(i)	a Permitted Sale Transfer (as that term is defined in the ROFR) subject and pursuant to the terms and conditions of the ROFR;

(ii)	a sale of a component of the Pipeline System in connection with the repair or replacement thereof made in the ordinary course of business of Genesis SPE, provided that if such sale would impede or adversely affect the operation of the Pipeline System or Denbury’s ability to ship carbon dioxide through the Pipeline, or negatively impact on the ability of Genesis SPE to perform its obligations under the Transportation Services Agreement, such sale may not be made without Denbury’s prior approval; and
     (c) Any merger of Genesis SPE with or into, or consolidation of Genesis SPE with, any other entity.
     (d) Any failure by Genesis SPE to maintain the operation of its business as a stand alone business separate and apart from the operation of any other business owned either directly or indirectly by Genesis MLP or Genesis MLP’s affiliates.
     (e) Any change by Genesis SPE of its entity structure or organizational documents.
     (f) Any failure by Genesis SPE to keep and maintain its own set of books and records.
     (g) Genesis SPE being a party to any agreement which provides for the commingling of its monies or any of its assets with the monies or assets of any other entity, except that Genesis SPE may enter into a written administrative services agreement with Genesis MLP or any Genesis MLP affiliate, setting out, on a predetermined basis, the terms and conditions (including the charges, if any), on which the parties to such agreement will handle the cash flows between such parties, and any other administrative services provided to Genesis SPE.
     (h) Genesis SPE entering into any agreement which provides that it will become obligated on any debt for its own account or that it will become obligated on or guaranty any debt or contractual obligation on behalf of or for the benefit of Genesis MLP, any Genesis MLP affiliate or any other entity.
     (i) Genesis SPE employing any employees on a shared basis with any other entity, other than Genesis SPE being able, on a part time basis, to utilize the services of employees who are also employed by Genesis MLP or any Genesis MLP affiliate, pursuant to a written agreement between Genesis SPE and Genesis MLP or any Genesis MLP affiliate providing that Genesis SPE will bear, on a pre-determined basis, all direct and indirect costs for compensation, benefits and overhead resulting from employment of any such employee that are attributable to the portion of such employee’s time devoted to providing services to Genesis SPE.

     (j) Genesis SPE failing to conduct only the business of owning and operating the Pipeline and performing its obligations under this Agreement, or Genesis SPE owning any assets other than those necessary in connection the conduct of such business.
     16.3 Reporting Requirement. On a periodic basis, but at least quarterly, Genesis SPE, through its managing partner, managing member or other authorized officer, shall submit a certificate, using a format reasonably acceptable to Denbury, that expressly states that Genesis SPE is in compliance with each and every representation, warranty, covenant and agreement in this Article XVI and/or that each and every such representation, warranty, covenant and agreement is true and correct, as applicable. If Genesis SPE cannot make such certification for any reason, Genesis SPE shall specify those provisions with which it is in compliance and those provisions with which it is not in compliance (specifying why it is not in compliance) and/or those provisions which are true and correct and those provisions which are not true and correct (specifying why they are not true and correct). It is expressly agreed and understood by Genesis SPE that the representations, warranties, covenants and agreements in this Article XVI are ongoing during the entire Term of this Agreement, and that Denbury will rely on such representations, warranties, covenants and agreements. Such certificate shall be furnished by the fifteenth (15th) day following the month ending each calendar quarter (e.g. the quarterly compliance certificate for January — March is due April 15).
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals by their proper officers thereunto duly authorized, to be effective as of the date first hereinabove written.

DENBURY:		GENESIS SPE:

DENBURY ONSHORE, LLC		GENESIS FREE STATE PIPELINE, LLC

By:	/s/ Phil Rykhoek	By:	/s/ Ross A. Benavides
Name:	Phil Rykhoek	Name:	Ross A. Benavides
Title:	Senior Vice President and Chief Financial Officer	Title:	Chief Financial Officer